UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 2, 2008

Dear AMERISAFE Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of AMERISAFE, Inc. The meeting will be held on Monday, June 16, 2008, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting and the nominees for election as directors is presented in the following Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, management will report on the Company’s operations during 2007 and comment on our outlook for 2008. The report will be followed by a question and answer period.

We hope that you will plan to attend the Annual Meeting. It is important that your shares be represented. Accordingly, please sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We look forward to seeing you at the meeting on June 16th.

Sincerely,

C. Allen Bradley, Jr.

Chairman, President, and

Chief Executive Officer

AMERISAFE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 16, 2008

The 2008 Annual Meeting of Shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 16, 2008, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

(1)	to elect two directors to serve until the 2011 Annual Meeting of Shareholders;

(2)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008; and

(3)	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Holders of record of the Company’s common stock and Series C convertible preferred stock as of the close of business on April 21, 2008 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company’s Annual Report for 2007.

By Order of the Board of Directors,

Todd Walker

Executive Vice President,

General Counsel, and Secretary

DeRidder, Louisiana

May 2, 2008

IMPORTANT Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

AMERISAFE, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2008 Annual Meeting of Shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about May 2, 2008.

Record holders of the Company’s common stock and Series C convertible preferred stock as of the close of business on April 21, 2008 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 21, 2008, there were 18,823,460 shares of common stock outstanding. Each record holder of Series C convertible preferred stock on that date is entitled to one vote for each share of common stock that would be issuable upon the conversion of all the shares of Series C convertible preferred stock held by that holder. As of April 21, 2008, there were 50,000 shares of Series C convertible preferred stock outstanding entitling those holders to an aggregate of 242,953 votes. Holders of common stock and Series C convertible preferred stock will vote together as a single class on all matters to be voted on by shareholders of the Company at the Annual Meeting. As of April 21, 2008, record holders of the Company’s common stock and Series C convertible preferred stock are entitled to an aggregate of 19,066,413 votes.

You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy by signing, dating and returning the enclosed proxy card in the enclosed pre-addressed, postage paid envelope. If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock or Series C convertible preferred stock represented by your proxy will be voted:

•	FOR the election of each of the two director nominees to serve a three-year term expiring at the 2011 Annual Meeting of Shareholders;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock or Series C convertible preferred stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your broker may choose not to vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the combined voting power of the outstanding shares of the Company’s common stock and Series C convertible preferred stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. The directors will be elected by a plurality of the votes cast by holders of the Company’s common stock and Series C convertible preferred stock. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for that director nominee.

The Company pays the costs of soliciting proxies. Our employees may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their expenses in so doing. Proxies are solicited to give all record holders of the Company’s common stock and Series C convertible preferred stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2011. This section contains information relating to the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are C. Allen Bradley, Jr. and Austin P. Young, III.

The Board recommends a vote “FOR” election of each of the nominees.

Nominees to be elected for terms expiring at the Annual Meeting in 2011

C. Allen Bradley, Jr., age 56, has served as Chairman of the Board since October 2005, Chief Executive Officer since December 2003 and President since November 2002. Mr. Bradley has served as a director since June 2003. Prior to that, after joining the Company in 1994, Mr. Bradley served in various executive capacities, including those of General Counsel, Chief Operating Officer, and Secretary, and managed various departments of the Company, including Underwriting Operations and Safety Services. Prior to joining the Company, he was engaged in the private practice of law.

Austin P. Young III, age 67, has served as a director of the Company since November 2005. Mr. Young served as Senior Vice President, Chief Financial Officer, and Treasurer of CellStar Corporation, a logistics service provider to the wireless communications industry, from 1999 until his retirement in December 2001. From 1996 to 1999, he served as Executive Vice President-Finance and Administration of Metamor Worldwide, Inc. Mr. Young was also Senior Vice President and Chief Financial Officer of American General Corporation for more than eight years, and was a partner in the Houston and New York offices of KPMG LLP for 12 years before joining American General Corporation. Mr. Young currently serves as a Director and Chairman of the Audit Committees of Administaff, Inc. and Tower Group, Inc. He is a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and Financial Executives International.

Current Directors whose terms expire at the Annual Meeting in 2009

Thomas W. Hallagan, age 46, has served as a director of the Company since May 2006. He is currently a private investor. Mr. Hallagan was Managing Director–Head of U.S. Private Equity for Najeti Ventures, LLC, a private equity investment firm, from May 2002 until December 2005. Mr. Hallagan has served on numerous public and private company boards and was a certified public accountant with Deloitte Haskins + Sells.

Millard E. Morris, age 63, founded the Company in 1985, and was its Chairman, Chief Executive Officer, and principal shareholder until it was sold to a private investment group in 1997. He served on the Company’s board of directors from 1985 until 2005, and was re-elected to the board of directors in June 2007. He has been the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies, since 1996. Millard E. Morris is the father of Jared A. Morris.

Randy Roach, age 57, has served as a director of the Company since March 2007. Mr. Roach has served as the Mayor of Lake Charles, Louisiana since 2000, and is a former member of the House of Representatives of the Louisiana Legislature. He continues to serve in state government as Vice-Chairman of the Governor’s Advisory Commission On Coastal Restoration and Conservation. He has been a member of the Louisiana State Bar Association since 1976.

Current Directors whose terms expire at the Annual Meeting in 2010

Jared A. Morris, age 33, has served as director of the Company since September 2005. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corp., and Dumont Land, LLC, both of which are specialty finance companies. Since 2002 he has also served as an officer of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. In 2008, he was elected to the board of directors of the First National Bank of DeRidder.

Daniel Phillips, age 61, is President and Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries headquartered in Baton Rouge, Louisiana. Mr. Phillips founded PAX, Inc. in 1979, and has been an owner and officer of that company since that time.

Sean M. Traynor, age 39, has served as a director of the Company since April 2001. He is currently a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm that he joined in 1999. Mr. Traynor also serves as a director for Universal American Financial Corporation, Select Medical Corporation, and several private companies.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008. The Board is asking shareholders to ratify this appointment. Although SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board recommends a vote “FOR” Proposal 2.

THE BOARD, ITS COMMITTEES, AND ITS COMPENSATION

Board of Directors

The Board presently consists of eight members, seven of whom are non-employee directors. The Board is currently divided into three classes with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders of the Company.

Director Compensation

Cash Compensation. Effective January 1, 2008, each non-employee director of the Company receives an annual cash retainer of $35,000. Directors who are employees of the Company do not receive additional compensation for serving as directors. The chairs of the Audit and Compensation Committees receive an additional annual cash retainer of $15,000 and each other member of the Audit and Compensation Committees receives an additional annual cash retainer of $5,000. The chairs of the Nominating and Corporate Governance Committee and the Investment Committee each receive an additional cash retainer of $5,000. The Company reimburses all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

Stock-Based Compensation. Under our Non-Employee Director Restricted Stock Plan, non-employee directors receive an annual award of restricted stock equal to $15,000 divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or is continuing as a member of the Board. Non-employee directors that are first elected or appointed to the Board other than at an annual meeting of shareholders receive a pro rata restricted stock grant. In either case, these shares of restricted stock vest at the next annual meeting of shareholders.

The following table sets forth information regarding the compensation of our non-employee directors for the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Thomas W. Hallagan	$37,921	$13,785	$51,707
Jared A. Morris	40,000	13,786	53,786
Millard E. Morris (3)	16,417	8,205	24,622
Paul B. Queally (4)	8,750	—	8,750
Daniel Phillips (3)	16,417	8,205	24,622
Randy Roach (5)	27,079	10,698	37,777
Sean M. Traynor	35,000	13,786	48,786
Austin P. Young	45,000	13,786	58,787

(1)	The annual cash retainer for each of Mr. M. Morris, Mr. Phillips, Mr. Queally and Mr. Roach was prorated based on his term of service as a director during 2007.
(2)	On June 14, 2007, each non-employee director, other than Mr. Queally, was granted 849 shares of restricted stock. The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board Statement No. 123(R) (revised 2004), Share-Based Payment (“FAS 123R”), was $14,993. The amounts shown represent the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, with respect to the shares of restricted stock granted in both 2006 and 2007. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for information regarding the assumptions made in determining these values. As of December 31, 2007, each non-employee director, other than Mr. Queally, held 849 shares of restricted stock.
(3)	Mr. M. Morris and Mr. Phillips were first elected directors at our 2007 annual meeting of shareholders.

(4)	Mr. Queally resigned from the Company’s board of directors, effective March 1, 2007. On that date, Mr. Queally held 1,222 shares of restricted stock that were forfeited.
(5)	Mr. Roach was appointed as a director in March, 2007. He received 142 shares of restricted stock as a prorated grant under our Non-Employee Director Restricted Stock Plan upon his appointment to the Board. These shares of restricted stock vested on the date of our 2007 annual meeting of shareholders.

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility, and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees; and

•	written charters for its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Investment Committee.

Our corporate governance guidelines, code of business conduct and ethics, and committee charters are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or Nasdaq listing requirements.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the Nasdaq listing requirements. The Board has determined that the current non-employee directors, Mr. Hallagan, Mr. J. Morris, Mr. M. Morris, Mr. Phillips, Mr. Roach, Mr. Traynor, and Mr. Young, are each independent of the Company and its management within the meaning of the Nasdaq listing requirements.

Board Meetings

The Board held five meetings during 2007. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he serves.

The Board has established a policy that its independent directors meet in executive session, without members of senior management present, at each regularly scheduled meeting of the full Board. The chairs of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Investment Committee each preside as chair at meetings of independent directors at which the principal items to be considered are within the scope of the authority of the applicable committee. This approach is intended to provide leadership at all meetings of independent directors without the need to designate a single lead independent director.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, however, we do not currently have a policy relating to directors’ attendance at these meetings. Two members of the Board attended the 2007 annual shareholder meeting.

Audit Committee

The Audit Committee presently consists of Mr. Young (Chair), Mr. J. Morris, and Mr. Roach. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

establishing, monitoring, and assessing the Company’s policies and procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving any non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the adequacy of the Audit Committee charter on an annual basis; and

•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met seven times during 2007. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the Nasdaq listing requirements. In addition, the Board has determined that Mr. Young, Mr. J. Morris, and Mr. Roach each satisfy the SEC requirements relating to independence of audit committee members. The Board has also determined that Mr. Young meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC, based on his professional experience described in his biographical information found at page 3 of this proxy statement.

Compensation Committee

The Compensation Committee consists of Mr. Traynor (Chair), Mr. Hallagan, Mr. M. Morris, and Mr. Phillips. The Compensation Committee has sole authority for establishing, administering, and reviewing the Company’s policies, programs, and procedures for compensating our executive officers and the Board. Under its charter, the Compensation Committee may delegate its responsibilities to a subcommittee comprised of Committee members. The functions and responsibilities of the Compensation Committee include:

•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with senior management;

•	reviewing director compensation policies and making recommendations to the Board;

•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and

•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met four times during 2007. Each member of the Compensation Committee is independent under the Nasdaq listing requirements.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Mr. J. Morris (Chair), Mr. Phillips, and Mr. Young. The functions and responsibilities of the Nominating and Corporate Governance Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

•	Overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee met five times during 2007. Each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing requirements.

Qualifications for Director Nominees. In considering nominees for election as director, the Nominating and Corporate Governance Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments, and reputation in the business community, insurance industry, and otherwise;

•	reputation in a particular field or area of expertise;

•	experience as a senior executive of a company or other organization of comparable size to the Company;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	the ability to exercise sound business judgment;

•	the ability and willingness to commit to participate in activities of the Board, including attendance at, and active participation in, meetings of the Board and its committees;

•

the skills and personality of the nominee and how the Committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders;

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	consistent demonstration of integrity;

•	increasing the diversity of viewpoints, background, and experience in addition to those of existing directors and other nominees; and

•	whether the nominee would meet the independence criteria of the Nasdaq listing requirements applicable to the Company and the rules promulgated by the SEC.

The Nominating and Corporate Governance Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines, or as may be established from time to time by the Board. The Nominating and Corporate Governance Committee will identify nominees based upon recommendations by members of the committee or other Board members, members of the Company’s management, or, as discussed below, by shareholders of the Company. Upon identification of a potential nominee, members of the Nominating and Corporate Governance Committee will interview the candidate, and based upon that interview, the Committee will make its recommendation to the Board.

Shareholder Recommendations. The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee. The Company has never received a recommendation for director candidates from our shareholders. In considering director candidates recommended by shareholders, the Nominating and Corporate Governance Committee will also take into account such additional factors as it considers relevant, including:

•	the personal and professional qualities, characteristics, attributes, accomplishments, and reputation of the candidate being submitted for consideration;

•	the investment the shareholder submitting the director candidate has in the Company;

•	the length of time that the submitting shareholder has been a shareholder of the Company; and

•	whether the director candidate is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines.

Shareholders may recommend candidates at any time, but to be considered by the Nominating and Corporate Governance Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the Nominating and Corporate Governance Committee all information reasonably requested in connection with the Nominating and Corporate Governance Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the SEC and the listing requirements and other criteria established by Nasdaq.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication / Director Candidate Recommendation).

Investment Committee

The Investment Committee consists of four directors, Mr. Hallagan (Chair), Mr. Bradley, Mr. M. Morris, and Mr. Roach. The functions and responsibilities of the Investment Committee include:

•

establishing a written investment policy for the Company consistent with our strategies, goals, and objectives, which investment policy and any amendments must be reviewed and approved by the Board of Directors;

•	reviewing the investment strategy relative to our investment policy;

•	reviewing the performance of our external investment managers; and

•	reviewing our investment activities and performance at least quarterly.

The Investment Committee met seven times in 2007.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

Our compensation program is intended to attract, retain, and motivate the key people necessary to lead our Company to achieve its strategic objective of increasing shareholder value over the long term. Our Compensation Committee believes that executive compensation should seek to align the interests of the Company’s executives and other key employees with those of our shareholders. Our compensation program is also designed to differentiate compensation based upon individual contributions and performance.

In establishing compensation, the Compensation Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a competitive disadvantage in retaining and attracting executives and other employees while ensuring an appropriate cost structure for our Company.

Compensation Committee

Our compensation program for executives is designed and implemented under the direction of our Compensation Committee, which is composed of four independent directors. For additional information regarding our Compensation Committee, its authority, and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee” on page 7 of this proxy statement.

In early 2007, the Compensation Committee retained Schiffers Associates, a compensation consulting firm, to assist the Committee in evaluating our annual incentive compensation program. Sean M. Traynor, the Chairman of our Compensation Committee, recommended the retention of this firm.

Executive Compensation Programs and Policies

The components of our executive compensation program provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term equity incentive compensation;

•	broad-based employee benefits; and

•	severance benefits and limited other perquisites.

Base Salary. Base salaries are determined on the basis of management responsibilities, level of experience, and tenure with our Company, as well as internal and market comparisons. In setting base salaries for the executive officers of the Company, the Compensation Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. At the request of the Committee, Allen Bradley, our chief executive officer, makes annual recommendations with respect to changes in base salary for our executive officers, other than for himself, as well as other members of the senior management. Neither our chief executive officer nor any other executive officer participates in the Committee’s decisions regarding the base salaries of our executive officers.

Annual Incentive Compensation. The Committee believes annual incentive compensation is a key element of the total compensation of each executive officer. The Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of Company and individual performance, appropriately motivates executives to achieve the Company’s financial and other objectives, thereby enhancing shareholder value. Annual incentive compensation is intended to link the near-term financial interest of the executives to that of the Company and its shareholders. As an executive or other key employee progresses to greater levels of responsibility within the Company, the Committee believes that the annual incentive award should represent an increasing portion of potential annual compensation. Although the Committee has retained discretion in establishing incentive awards, it has established target awards of up to 100% of base salary for our chief executive officer and up to 60% of base salary for each of our other executive officers.

For 2007 and prior years, the Company maintained a discretionary annual incentive program administered by the Compensation Committee. This program did not use specific performance targets or formulas to determine the incentive award for our executive officers Awards were considered annually, following the completion of the audit of the Company’s financial statements for the preceding fiscal year. In making awards, the Committee considered both Company performance and the individual contributions of those eligible to receive an award. At the Committee’s request, our chief executive officer made initial recommendations with respect to incentive awards to executive officers, other than for himself. However, neither our chief executive officer nor any other executive officer participates in the Compensation Committee’s decisions relating to these awards.

In assessing the Company’s performance for the purpose of determining annual incentive compensation for 2007, the Committee primarily focused on gross premiums written, combined ratio, and return on average equity, along with other relevant measures of Company financial performance and the general business environment in which the Company operated.

At the recommendation of the Compensation Committee, in February 2008, the Board adopted a Management Annual Incentive Plan (“Annual Incentive Plan”). The Annual Incentive Plan was developed by the Compensation Committee with the assistance of Schiffers Associates, a compensation consulting firm. The Annual Incentive Plan will be administered by the Committee. Under the Annual Incentive Plan, annual awards will be made based on both Company financial objectives and individual performance goals.

The Committee has not adopted a formal policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. While not anticipated, the Committee would expect to consider any restatement in establishing incentive and other compensation awards for executives in future periods.

Long-term Incentive Compensation. In connection with our initial public offering in November 2005, the Board and our shareholders approved our Equity Incentive Plan. The Equity Incentive Plan is administered by the Committee and is designed to provide incentive compensation to executive officers and other key employees. Grants of stock options under the Equity Incentive Plan are designed to align the interests of management with those of our shareholders and are intended as a long-term incentive for future performance. To date, all option grants that have been awarded under our Equity Incentive Plan have been “non-qualified” stock options, thereby providing us with the ability to realize tax benefits upon the exercise of these option awards. The Committee also views these awards as an additional means to encourage management retention.

The Compensation Committee has not addressed the issue of whether the value of existing equity awards should be considered in the context of future awards. However, our Compensation Committee intends to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is competitive and has a significant component that is at risk. When making equity-based incentive awards, the Committee takes into consideration the dates on which the Company expects to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material to the Company, our shareholders, and other investors. The increase in the value of equity awards is directly linked to an increase in shareholder return, subject to continued employment by our executives with respect to unvested equity awards. The Committee believes, as a general matter, that this positive result should not negatively impact future compensation decisions.

Employee Benefits. We do not provide our executives or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments, or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 4% of compensation for participating employees subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions to this plan after five years. We also provide health, life, and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. Among other things, these employment agreements provide each executive officer with severance compensation consisting of cash severance payments paid in installments, and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. For our chief executive officer, the cash severance payment is 1.5 times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). For additional information regarding the employment agreements with our executives, see “Executive Compensation—Employment Agreements” on page 18 of this proxy statement.

Under the terms of our Equity Incentive Plan and the related award agreements, unvested stock options and restricted stock awards become fully vested upon a change in control of the Company. Under the Annual Incentive Plan our executives would be entitled to receive a prorated portion of the executive’s target incentive award for the year in which a change in control occurs.

The Compensation Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by other companies. In addition, the Compensation Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time and therefore these benefits address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters are not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city.

Executive Perquisites. Executive compensation also includes a limited number of perquisites that have historically been provided to our executives and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, reimbursement for annual medical examinations and limited club memberships. Our executive officers are also permitted to accrue unused vacation on a basis more favorable than other Company employees. Our employees (other than executive officers) are permitted to accrue up to 150% of their annual vacation time. Our executive officers are permitted to accrue up to 200 hours of vacation, a limit slightly higher than that available to employees with more than ten years of service. The Compensation Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to utilize their vacation time on an annual basis. For additional information regarding perquisites provided to our executives, see “Executive Compensation—All Other Compensation” on page 18 of this proxy statement.

Stock Ownership Guidelines. The Compensation Committee encourages ownership of our common stock by our executive officers and other key employees. As described below, in each of the prior three years the Committee has paid a portion of the annual incentive award to our executive officers in restricted stock to increase share ownership by management. We do not currently have a policy that requires our executives to own a specific number of shares, or dollar amount, of our common stock, nor do we require our executives to retain any specific percentage of any restricted stock award upon vesting or shares received upon exercise of options.

No Tax “Gross-Up” Payments. We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation, severance, perquisites, or other benefits provided by the Company.

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.” Awards of stock options granted under our Equity Incentive Plan are intended to qualify for deduction under federal tax law and regulation. The Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. Based on current compensation levels, the Committee presently believes that no action is necessary at this time. The Compensation Committee intends to continue to evaluate the Company’s potential exposure to this deduction limitation.

2007 Compensation

Compensation Surveys. Under the direction of the Compensation Committee, in 2006, management performed a survey (the “2006 Survey”) of base compensation for positions comparable to those of the Company’s executive officers at other property and casualty insurance companies. The 2006 Survey group consisted of 14 publicly traded insurance companies with reported gross revenues for 2005 comparable to those of our Company. The companies in the 2006 Survey group were:

•        Affirmative Insurance Holdings, Inc.

•        Atlantic American Corporation

•        Bristol West Holdings, Inc.

•        Direct General Corporation

•        EMC Insurance Group, Inc.

•        James River Group, Inc.

•        Meadowbrook Insurance Group, Inc.

• Mercer Insurance Group, Inc. • North Pointe Holdings Corporation • ProCentury Corporation • RTW, Inc. • SeaBright Insurance Holdings, Inc. • Specialty Underwriters Alliance, Inc. • Tower Group, Inc.

At the end of 2007, at the direction of the Compensation Committee, management undertook a second survey (the “2007 Survey”) of compensation practices and levels at a selected group of peer companies, all but one of which had been part of the 2006 Survey. The six companies in the 2007 Survey are all publicly traded insurance companies. They include three companies that, like our Company, derive their revenue almost exclusively from the workers’ compensation insurance business. The other three companies surveyed in the 2007 Survey derive most of their revenue from the insurance business, although not from workers’ compensation insurance. The six companies selected for the 2007 Survey had mean gross revenue in 2006 of $318 million, compared to our Company’s $332 million. The companies in the 2007 Survey group were:

• Affirmative Insurance Holdings, Inc. • AmCOMP, Inc. • EMC Insurance Group, Inc.	• Meadowbrook Insurance Group, Inc. • SeaBright Insurance Holdings, Inc. • Tower Group, Inc.

Base Salary. Based on the 2006 Survey, the Compensation Committee concluded that our chief executive officer’s base salary was significantly below the 50th percentile of chief executive officer base salary at the survey companies, and that our chief financial officer’s base salary was also somewhat below the 50th percentile for that position at the survey companies. The 2006 Survey results were inconclusive with respect to the base salary of Mr. Leach, as there were few comparable positions for which compensation was reported at the companies included in the 2006 Survey group. Mr. Narigon and Mr. Walker had not accepted their positions with the Company at the time the 2006 Survey was completed.

At its meeting in December 2006, the Committee approved increases to base salaries for Mr. Bradley, Mr. Banta, and Mr. Leach, effective January 1, 2007, as shown in the table below. After these increases, Mr. Bradley’s base salary was 85% of the mean chief executive officer salary of the 2006 Survey companies and Mr. Banta’s salary was slightly less than the mean chief financial officer salary of the 2006 Survey companies. Mr. Leach’s salary increase was determined by reference to the average base salary increase for all Company employees for 2007. These increases were effective as of January 1, 2007.

Effective January 1, 2007, Mr. Narigon’s base salary was increased to $200,000 under the terms of his employment agreement. In September 2007, the Committee approved increases to base salaries for Mr. Narigon and Mr. Walker. The increases resulted in base salaries for Mr. Narigon and Mr. Walker of $210,000 and $200,000, respectively. The increases were approved in connection with the anniversary of the executives joining the Company. The Committee believed these salary increases, which occurred prior to the completion of the 2007 Survey, were appropriate based on the executives’ responsibilities and increased tenure with the Company and internal comparisons.

The following table summarizes the base salaries of our executive officers at December 31, 2006 and 2007:

Executive and Principal Position	Base Salary at 12/31/06	Base Salary at 12/31/07	Increase	Percentage Increase
C. Allen Bradley, Jr.	$300,000	$400,000	$100,000	33.3%
Chairman, President, and Chief Executive Officer

Geoffrey R. Banta	$220,000	$240,000	$20,000	9.1%
Executive Vice President, and Chief Financial Officer

Craig P. Leach	$220,000	$225,000	$5,000	2.3%
Executive Vice President, Sales and Marketing

David O. Narigon	$185,000	$210,000	$25,000	13.5%
Executive Vice President

Todd Walker	$175,000	$200,000	$25,000	14.3%
Executive Vice President, General Counsel, and Secretary

2007 Annual Incentive Compensation. For 2007, the Compensation Committee considered the Company’s overall performance and results, the range of annual incentive awards to executive officers at companies included in the 2007 Survey, and the individual executive’s job performance, in determining annual incentive awards for the executive officers. The Compensation Committee did not establish specific performance targets for 2007. In making its annual incentive awards for 2007, it considered the Company’s excellent financial performance during 2007, which produced a 34.4% increase in net income over 2006, a 24.1% return on average equity, and a combined ratio of 85.9%. It also considered the executives’ individual contributions supporting these results. As a result, the Committee decided to set 2007 annual incentive awards at 100% of base salary for our chief executive officer and approximately 60% of base salary for each of our other executive officers, other than Mr. Leach. Mr. Leach was awarded a lower percentage primarily because the department for which he has management responsibility did not meet its goals in 2007.

Consistent with the annual incentive awards in 2005 and 2006, the Compensation Committee decided to make a portion of the 2007 annual incentive awards in the form of restricted stock in order to encourage greater equity ownership by the executive officers. The percentage of the total 2007 annual incentive awards paid in restricted stock was as follows: 12.5% for Mr. Bradley; 13.6% for Mr. Banta; 20.0% for Mr. Leach; 12.7% for

Mr. Narigon; and 12.5% for Mr. Walker. The Committee awarded a larger portion of Mr. Leach’s 2007 incentive award in the form of restricted stock after taking into consideration his tenure with the Company and his stock ownership relative to the other executive officers. The number of restricted shares awarded was determined by dividing the dollar amount of the total award payable in restricted stock by the closing price of our common stock on February 29, 2008, the grant date. The restricted stock awards will vest on the first anniversary of the grant date, subject to the executive officer’s continued employment. The Company believes that the vesting requirement serves as an additional incentive for our executives to continue their employment with the Company. The table below summarizes the awards made under our annual incentive compensation program for 2007.

Executive and Principal Position	Total Award	Paid in Cash	Paid in Restricted Stock (No. of Shares)		Percentage of 2007 Year-End Base Salary
C. Allen Bradley, Jr.	$400,000	$350,000	$50,000		100%
Chairman, President, and Chief Executive Officer			(3,802 shares	)

Geoffrey R. Banta	$147,000	$127,000	$20,000		61.3%
Executive Vice President, and Chief Financial Officer			(1,520 shares	)

Craig P. Leach	$100,000	$80,000	$20,000		44.4%
Executive Vice President, Sales and Marketing			(1,520 shares	)

David O. Narigon	$126,000	$110,000	$16,000		60%
Executive Vice President			(1,216 shares	)

Todd Walker	$120,000	$105,000	$15,000		60%
Executive Vice President, General Counsel, and Secretary			(1,140 shares	)

Long-Term Incentive Compensation. Each of Mr. Bradley, Mr. Banta, and Mr. Leach received a significant award of stock options in connection with the completion of our public offering in November 2005. No additional stock option awards have been made to these executive officers.

In March 2007, Mr. Narigon and Mr. Walker each received options to purchase 25,000 shares of our common stock with an exercise price of $17.65, which was the closing price on the grant date. Mr. Narigon and Mr. Walker had each previously received options to purchase 50,000 shares of our common stock at the time they became employees of the Company, with exercise prices of $10.94 and $9.98, respectively, the closing prices on their respective employment commencement dates. The Committee’s purpose in granting additional stock options to these executives was to further align their financial interests with those of our shareholders and to provide a greater incentive to remain with our Company. The Committee also considered the relative number of stock options granted to these individuals compared with our executive officers.

All options that have been granted to date under our Equity Incentive Plan vest 20% each year commencing on the first anniversary of the date of grant, and if unexercised, expire on the tenth anniversary of the grant date. For additional information regarding outstanding equity awards held by our executive officers, see “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” on page 21 of this proxy statement.

As described above, in each of the prior three years, our Compensation Committee has awarded shares of restricted stock as a portion of the award under our annual incentive compensation program.

The Committee’s purpose in granting stock options and restricted stock to the executive officers is to align the officers’ interests with those of the shareholders and to encourage the officers to continue their employment with the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding the compensation of our chief executive officer, our chief financial officer, and each of our other executive officers for the years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation (3)	Total
C. Allen Bradley, Jr. Chairman, President, and Chief Executive Officer	2007 2006	$400,000 300,000	$350,000 240,000	$147,260 60,619	$339,530 339,530	$51,415 29,831	$1,288,205 969,980

Geoffrey R. Banta Executive Vice President, and Chief Financial Officer	2007 2006	240,000 220,000	127,000 165,000	48,223 28,289	169,765 169,765	15,447 14,873	600,435 597,927

Craig P. Leach Executive Vice President, Sales and Marketing	2007 2006	225,000 220,000	80,000 100,000	21,400 20,206	169,765 169,765	40,972 24,977	537,137 534,948

David O. Narigon Executive Vice President	2007 2006	202,292 61,667	110,000 50,000	0 0	70,365 14,167	10,302 6,176	392,959 132,010

Todd Walker Executive Vice President, General Counsel, and Secretary	2007 2006	181,250 47,115	105,000 43,000	0 0	66,465 10,293	24,527 2,043	377,242 102,451

(1)	Amounts in this column represent the cash amount paid to our executive officers under our annual incentive compensation program. As a portion of the annual incentive compensation awards for 2007 and 2006, our Compensation Committee also granted restricted stock to our executive officers. The number of shares of restricted stock awarded for 2007 was as follows: Mr. Bradley (3,802 shares), Mr. Banta (1,520 shares), Mr. Leach (1,520 shares), Mr. Narigon (1,216 shares), and Mr. Walker (1,140 shares). These shares of restricted stock will vest on March 1, 2009, the first anniversary of the grant date. See “Compensation Discussion and Analysis—2007 Compensation” on page 14 of this proxy statement.
(2)	Represents the expense recognized for financial statement reporting purposes for the year shown, in accordance with Financial Accounting Standards Board Statement No. 123(R) (revised 2004), Share-Based Payment (“FAS 123R”), with respect to (a) shares of restricted stock (under the Stock Awards column), and (b) stock options (under the Option Awards column). Pursuant to SEC rules, the amounts shown in these columns exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for information regarding the assumptions made in determining these values.
(3)	For 2007, includes compensation as described under “—All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2007 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Accrued Vacation (1)	Medical Examinations	Moving Expenses	Life Insurance Premiums	Other		Total
C. Allen Bradley, Jr.	$8,189	$7,750	$35,444	$—	$—	$32	$—		$51,415
Geoffrey R. Banta	8,189	5,214	—	2,012	—	32	—		15,447
Craig P. Leach	12,934	5,938	19,936	1,284	—	32	848	(2)	40,972
David O. Narigon	8,189	2,081	—	—	—	32	—		10,302
Todd Walker	8,189	4,149	—	2,913	9,244	32	—		24,527

(1)	For each executive officer, represents the dollar value of vacation accrued during 2007, in excess of the vacation accrual permitted for Company employees generally. The dollar values were determined by reference to the executive officers’ base salaries in effect at December 31, 2007.
(2)	Represents Company reimbursed club membership fees for Mr. Leach.

Employment Agreements

In March 2008, we executed employment agreements with each of our five executive officers. These agreements superseded the existing employment agreements between the Company and each of these officers. Each of the new employment agreements expires on March 1, 2011, unless extended. The term of each agreement is automatically extended for additional consecutive one-year periods unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date. The agreements provide for an annual base salary of not less than $425,000 for Mr. Bradley, $255,000 for Mr. Banta, $235,000 for Mr. Leach, $210,000 for Mr. Narigon, and $200,000 for Mr. Walker. The officers are also eligible to receive an annual incentive award under our Annual Incentive Compensation Plan or any subsequent annual incentive plan that we may adopt.

Under these agreements, if we terminate the employment of one of our executive officers without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash severance paid in installments, and continued health benefits for a period of 12 months (18 months for our chief executive officer). The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. For our chief executive officer, the cash severance payment is 1.5 times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer).

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of his employment agreement or he is terminated by us for any reason other than:

•	death or disability;

•	indictment or arrest for, plea of no contest to, or conviction of a felony or other crimes involving theft, fraud, securities or drugs;

•	misconduct that is materially detrimental to the Company;

•	actions that cause or are likely to cause material harm to the company;

•	breach of fiduciary duty to or engaging in a prohibited conflict of interest with the Company;

•	failure to comply with reasonable and lawful instructions of our board of directors (or, in the case of the executive vice presidents, reasonable and lawful instructions of our president);

•	gross negligence or willful disregard in the performance of his duties;

•	a breach of the employment agreement by the executive officer;

or

•	the executive terminates his employment with us following:

•	a material reduction in his authority or responsibility;

•	a material reduction in his base salary, other than as part of a program approved by the board of directors that applies to substantially all senior executives;

•	a termination of his employee benefits, unless the termination is applicable to all senior executives or is required under the applicable plan or law;

•	relocation of the executive’s principal place of work without his consent with the effect of materially increasing his commute; or

•	a material breach of the employment agreement by us.

Each of our executive officers has agreed during the term of his employment by us not to engage in any business competitive with us or solicit our employees, agents, or policyholders without our prior written consent. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents, or policyholders extends for a period of 12 months (18 months for our chief executive officer) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates his employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of his employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for our chief executive officer) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after his termination or non-renewal, and (b) paying the executive officer the severance compensation provided under his employment agreement.

The new employment agreement are substantially similar to the prior employment agreements. However, under the new agreements, the executive officers are entitled to additional severance compensation. The additional severance amount is equal to one times the average of the annual incentive awards received by the executive in the prior three years (1.5 times for our chief executive officer). In addition, under the new agreements, the executive officers are no longer entitled to receive severance compensation in the event that they terminate their employment voluntarily upon a change in control, and vacation accrual is limited to a maximum of 200 hours.

Grants of Plan-Based Awards

The following table contains information regarding stock options and restricted stock awarded to our executive officers in the year ended December 31, 2007.

Name	Grant Date	Board or Committee Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards (3)	Grant Date Fair Value of Stock and Option Awards (4)
C. Allen Bradley, Jr.	03/02/2007	02/27/2007	9,065	—	$—	$159,997
Geoffrey R. Banta	03/02/2007	02/27/2007	2,832	—	—	49,985
Craig P. Leach	03/02/2007	02/27/2007	1,133	—	—	19,997
David O. Narigon	03/02/2007	02/27/2007	—	25,000	17.65	167,750
Todd Walker	03/02/2007	02/27/2007	—	25,000	17.65	167,750

(1)	The shares of restricted stock held by these executive officers were awarded as a portion of the 2006 annual incentive compensation. These restricted stock awards vested on March 2, 2008, the first anniversary of the grant date.

(2)	The stock options vest 20% each year commencing on the first anniversary of the grant date.
(3)	The exercise price of these stock options was the closing price of our common stock on the grant date.
(4)	Represents the grant date value in accordance with FAS 123R of the shares of restricted stock and stock options granted to our executive officers for the year ended December 31, 2007.

Equity Incentive Plan and 2007 Awards

Our Equity Incentive Plan was approved by our Board and shareholders in October 2005. This Plan administered by our Compensation Committee. The Equity Incentive Plan permits awards in the form of stock options, restricted stock, and restricted stock units. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the Equity Incentive Plan is 1.9 million shares. Options granted under the Equity Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date.

Agreements evidencing awards may provide for accelerated vesting upon a change in control of our Company. Under the Equity Incentive Plan, a change in control is defined as:

1.	the acquisition by any person, entity or group of 35% or more of our voting stock, other than the Company or its subsidiaries or a Company benefit plan, other than in a transaction that is not deemed a change in control under 2 below;

2.	a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of our assets, or other transaction unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity, or group beneficially owns 35% or more of the combined voting power of the surviving entity; and

•	a majority of the directors of the surviving entity were directors of our Company prior to the transaction;

3.	when a majority of our directors (a) have not been approved by two-thirds of our then directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

4.	approval by our shareholders of a complete liquidation or dissolution of the Company.

In February 2007, the Compensation Committee approved annual incentive compensation awards for 2006 using a combination of cash bonuses and shares of restricted stock and stock options granted under our Equity Incentive Plan. The restricted stock component of the total 2006 incentive awards for our executive officers was as follows: 67% for Mr. Bradley; 30% for Mr. Banta; and 20% for Mr. Leach. These shares of restricted stock vested on March 2, 2008, the first anniversary of the grant date. Mr. Narigon and Mr. Walker each joined our Company in September 2006. These executives did not receive restricted stock awards in February 2007 as part of their annual incentive compensation for 2006.

In March 2007, Mr. Narigon and Mr. Walker each received options to purchase 25,000 shares of our common stock with an exercise price of $17.65 per share, which was the closing price of our common stock on the grant date. The options were granted under our Equity Incentive Plan, vest 20% each year commencing on the first anniversary of the grant date and, if unexercised, expire on the tenth anniversary of the grant date. The vesting of these option awards will accelerate upon a change in control of our Company.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding stock options and restricted stock awarded to our executive officers that were outstanding as of December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)
C. Allen Bradley, Jr.	188,000	285,000	$9.00	11/17/2015
					9,065	$140,598
Geoffrey R. Banta	95,000	142,500	9.00	11/17/2015
					2,832	43,924
Craig P. Leach	47,500	142,500	9.00	11/17/2015
					1,133	17,572

David O. Narigon	10,000	40,000	10.94	09/01/2016	—	—
	0	25,000	17.65	03/02/2017

Todd Walker	10,000	40,000	9.98	09/25/2016	—	—
	0	25,000	17.65	03/02/2017	—	—

(1)	All outstanding options vest 20% each year commencing on the first anniversary of the grant date.
(2)	The exercise price of the stock option awards to Mr. Bradley, Mr. Banta, and Mr. Leach was the price to the public in our initial public offering in November 2005, the fair market value at the time of the grant. The exercise price of the stock option awards to Mr. Narigon and Mr. Walker was the closing price of our common stock on the grant date.
(3)	The shares of restricted stock held by these executive officers were awarded as a portion of the annual incentive awards for 2006 and vested on March 2, 2008, the first anniversary of the grant date.
(4)	Represents the value of the shares of restricted stock at December 31, 2007 at $15.51 per share, the closing price of our common stock on that date.

Option Exercises and Stock Vested

The following table contains information regarding the acquisition of our common stock by our executive officers upon the exercise of stock options, and the vesting of shares of restricted common stock owned by the executive officers, during the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
C. Allen Bradley, Jr.	2,000	$12,660	7,035	$128,318
Geoffrey R. Banta	0	0	3,283	59,882
Craig P. Leach	47,500	438,900	2,345	42,773
David O. Narigon	0	0	0	0
Todd Walker	0	0	0	0

(1)	Represents the difference between the closing price of our common stock on the date of exercise and the exercise price of the stock options, multiplied by the number of options exercised.
(2)	Represents the closing price of our common stock on March 9, 2007, the last trading day preceding the March 10, 2007 vesting date, multiplied by the number of shares vested.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would become payable to each of our executive officers under employment and equity award agreements and Company plans and policies (as in effect on December 31, 2007) if their employment had terminated on December 31, 2007, given the executive officer’s base salary as of that date, and, if applicable, the closing price of our common stock on December 31, 2007. For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plan and 2007 Awards” on pages 18 and 20 of this proxy statement.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

	Cash Severance Payments (1)	Accrued Vacation (2)	Healthcare Premiums (3)	Acceleration of Equity Awards (4)	Total
C. Allen Bradley, Jr.
Voluntary Termination	$0	$90,385	$0	$0	$90,385
Termination With Cause	0	90,385	0	0	90,385
Termination Without Cause	600,000	90,385	17,677	0	708,062
Death or Disability	0	90,385	0	0	90,385
Retirement	0	90,385	0	0	90,385
Change in Control (5)	600,000	90,385	17,677	1,995,948	2,704,010

Geoffrey R. Banta
Voluntary Termination	$0	$0	$0	$0	$0
Termination With Cause	0	0	0	0	0
Termination Without Cause	240,000	0	11,785	0	251,785
Death or Disability	0	0	0	0	0
Retirement	0	0	0	0	0
Change in Control (5)	240,000	0	11,785	971,599	1,223,384

Craig P. Leach
Voluntary Termination	$0	$93,251	$0	$0	$93,251
Termination With Cause	0	93,251	0	0	93,251
Termination Without Cause	225,000	93,251	15,045	0	333,296
Death or Disability	0	93,251	0	0	93,251
Retirement	0	93,251	0	0	93,251
Change in Control (5)	225,000	93,251	15,045	945,247	1,278,543

David O. Narigon
Voluntary Termination	$0	$0	$0	$0	$0
Termination With Cause	0	0	0	0	0
Termination Without Cause	210,000	0	11,785	0	221,785
Death or Disability	0	0	0	0	0
Retirement	0	0	0	0	0
Change in Control (5)	210,000	0	11,785	182,800	404,585

Todd Walker
Voluntary Termination	$0	$0	$0	$0	$0
Termination With Cause	0	0	0	0	0
Termination Without Cause	200,000	0	15,045	0	215,045
Death or Disability	0	0	0	0	0
Retirement	0	0	0	0	0
Change in Control (5)	200,000	0	15,045	221,200	436,245

(1)	Cash severance is payable in installments over 12 months (18 months for Mr. Bradley).

(2)	Upon termination of employment, all employees, including our executive officers, are entitled to a cash payment for any accrued vacation. The amounts shown in the table above represent accrued vacation in excess of that permitted to be accrued by employees generally. For additional information regarding our vacation policy, see “Compensation Discussion and Analysis—Executive Compensation Programs and Policies—Executive Perquisites” on page 13 of this proxy statement.
(3)	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Mr. Bradley).
(4)	Under the terms of the agreements representing awards of stock options and restricted stock, any unvested awards become vested upon a change in control, as defined in the award agreements. The dollar amounts in this column represent the value of unvested stock options and restricted stock on December 31, 2007, at $15.51 per share, the closing price of our common stock on that date.
(5)	Under the terms of the employment agreements with our executive officers that were in effect on December 31, 2007, an officer was entitled to receive severance compensation in the event that he terminated his employment voluntarily following a change in control. These employment agreements were superseded by new employment agreements with each of our executive officers in March 2008. Under the new employment agreements, our executive officers are not entitled to severance compensation if they voluntarily terminate their employment following a change in control.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s general counsel determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources, and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

PAX, Inc. Daniel Phillips is a director. He is currently the President, Chief Executive Officer and part owner of PAX, Inc. PAX has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $294,726 in 2007, and is expected to pay premiums to the Company of approximately $230,000 in 2008. The Company believes that the terms of the policies issued to PAX were established on an arms’ length basis. The Board has considered this information in determining that Mr. Phillips is an independent director within the meaning of the Nasdaq listing requirements.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2007, the Company’s 2005 Equity Incentive Plan and 2005 Non-Employee Director Restricted Stock Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The table provides information as of December 31, 2007.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	1,351,951	$9.51	420,502	(1)

Equity compensation plans not approved by shareholders	0	0	0

(1)	Represents 384,807 shares of common stock available for issuance under the 2005 Equity Incentive Plan and 35,695 shares of common stock available for issuance under the 2005 Non-Employee Director Restricted Stock Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock and Series C convertible preferred stock as of April 21, 2008 for:

•	each of our directors;

•	each of our executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock or Series C convertible preferred stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 18,823,460 shares of common stock and 50,000 shares of Series C convertible preferred stock outstanding as of April 21, 2008. Each share of common stock is entitled to one vote and each share of Series C convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The conversion price used to determine the number of shares of our common stock into which each share of Series C convertible preferred stock is $20.58 per share. Holders of Series C convertible preferred stock are entitled to vote on all matters to be voted on by our shareholders and vote as a single class with the holders of our common stock.

Beneficial ownership of the Company’s common stock and Series C convertible preferred stock is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock or Series C convertible preferred stock shown as beneficially owned by them.

Directors and Executive Officers

	Beneficial Share Ownership
Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Percentage of Total Vote (1)
Common Stock
C. Allen Bradley, Jr. (2)	225,296	1.2%	1.2%
Thomas W. Hallagan (3)	41,871	*	*
Jared A. Morris (3)(4)	54,421	*	*
Millard E. Morris (3)(5)	37,700	*	*
Daniel Phillips (3)	2,349	*	*
Randy Roach (3)	1,191	*	*
Sean M. Traynor (3)	2,906	*	*
Austin P. Young III (3)(6)	8,659	*	*
Geoffrey R. Banta (2)	103,635	*	*
Craig P. Leach (2)	52,498	*	*
David O. Narigon (2)	26,216	*	*
Todd Walker (2)	18,140	*	*
All directors and executive officers as a group (12 persons)	574,882	3.0%	3.0%

*	Less than 1%.
(1)	Combined voting power of common stock and Series C convertible preferred stock. Each share of common stock is entitled to one vote and each share of Series C convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The conversion price used to determine the number of shares of common stock into which each share of Series C convertible preferred stock is convertible is $20.58 per share.

(2)	Includes shares of our common stock issuable upon the exercise of options within 60 days as follows: Mr. Bradley (188,000 shares), Mr. Banta (95,000 shares), Mr. Leach (47,500 shares), Mr. Narigon (15,000 shares), and Mr. Walker (15,000 shares). Also includes shares of restricted stock for which the executive officer has sole voting power, but no dispositive power, as follows: Mr. Bradley (3,802 shares), Mr. Banta (1,520 shares), Mr. Leach (1,520 shares), Mr. Narigon (1,216 shares), and Mr. Walker (1,140 shares).
(3)	Includes 849 shares of restricted stock granted on the date of our 2007 annual meeting of shareholders pursuant to our non-employee director restricted stock plan. The director has sole voting power, but no dispositive power, with respect to these shares. These shares vest on the date of our 2008 annual meeting of shareholders.
(4)	Includes 51,517 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
(5)	Includes 36,850 shares beneficially owned by an entity controlled by Mr. M. Morris.
(6)	Includes 5,255 shares beneficially owned through a family limited partnership.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock and Series C convertible preferred stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock or Series C convertible preferred stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 21, 2008.

	Beneficial Share Ownership
Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Percentage of Total Vote (1)
Common Stock
Neuberger Berman (2)	1,387,840	7.4%	7.3%
Wells Fargo & Company (3)	1,275,309	6.8%	6.7%
Wellington Management Company, LLP (4)	1,125,783	6.0%	5.9%
Teachers Insurance and Annuity Association of America (5)	971,817	5.2%	5.1%

Series C Convertible Preferred Stock
Jackson National Life Insurance Company (6)	49,251	98.5%	1.3%

(1)	Combined voting power of common stock and Series C convertible preferred stock. Each share of common stock is entitled to one vote and each share of Series C convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The conversion price used to determine the number of shares of common stock into which each share of Series C convertible preferred stock is convertible is the current conversion price of $20.58 per share.
(2)	According to a Schedule 13G/A filed by Neuberger Berman, Inc. (“NBI”), NBI has sole voting power with respect to 367,840 shares of common stock and, together with Neuberger Berman, LLC (“NBLLC”) and Neuberger Berman Management Inc. (“NBMI”), is deemed to have shared voting power with respect to 323,400 shares of common stock. The Schedule 13G/A provides that the remaining shares beneficially owned by NBI are for individual client accounts of NBLLC over which NBLLC does not have voting power. The Schedule 13G/A further provides that NBI, NBLLC, and NBMI have shared dispositive power with respect to 1,387,840 shares of common stock. The address for NBI is 605 Third Avenue, New York, New York 10158.
(3)

According to a Schedule 13G filed by Wells Fargo & Company (“Wells Fargo”) and Wells Capital Management Incorporated (“Wells Capital”), Wells Fargo has sole voting power with respect to 1,272,459 shares of common stock and sole dispositive power with respect to 1,235,209 shares of common stock, Wells Capital has sole voting power with respect to 1,157,963 shares of common stock and sole dispositive power with respect to 1,235,063 shares of common stock, and these reporting persons beneficially own in the aggregate 1,275,309 shares of common stock. The address for Wells Fargo is 420 Montgomery Street, San Francisco, California 94104. The address for Wells Capital is 525 Market Street, San Francisco, California 94105.

(4)	According to a Schedule 13G filed by Wellington Management Company, LLP (“Wellington Management”), Wellington Management has shared voting power with respect to 906,470 shares of common stock and shared dispositive power with respect to 1,080,583 shares of common stock. The address for Wellington is 75 State Street, Boston, MA 02109.
(5)	According to a Schedule 13G filed by Teachers Insurance and Annuity Association of America (“Teachers”), Teachers has sole voting and dispositive power with respect to 971,817 shares of common stock that may be acquired pursuant to the conversion of Series D convertible preferred stock into non-voting common stock, and the subsequent conversion of the non-voting common stock into common stock. The address for Teachers Insurance and Annuity Association of America is 730 Third Avenue, New York, New York 10017.
(6)	The number of shares of common stock issuable upon conversion of the shares of Series C convertible preferred stock represents less than five percent of both the outstanding shares of common stock and the percentage of total vote. The address for Jackson National Life Insurance Company is c/o PPM America, Inc., 225 West Wacker Drive, Chicago, Illinois 60606.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Traynor, Hallagan, J. Morris, M. Morris, Phillips, and Young served on the Compensation Committee for all or some part of 2007. None of these directors is, or was during 2007, an officer or employee of the Company. Mr. M. Morris founded the Company in 1985, and was an officer at all times prior to 1997 when the Company was sold.

Mr. Phillips is Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries. PAX, Inc. has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $294,726 in 2007, and is expected to pay premiums to the Company of approximately $230,000 in 2008. See “Executive Compensation—Certain Relationships and Related Transactions” on page 23 of this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2007 Annual Report on Form 10-K and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board.

Members of the Compensation Committee

Sean M. Traynor (Chair)	Thomas W. Hallagan	Millard E. Morris	Daniel Phillips

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s system of internal controls over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm all annual financial statements prior to their issuance. During 2007, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards (“SAS”) No. 61, as amended, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

Members of the Audit Committee

Austin P. Young III (Chair)	Jared A. Morris	Randy Roach

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2007 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2008. Representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for 2007 and 2006, and fees billed for other services rendered by Ernst & Young.

	2007	2006
Audit Fees (1)	$1,125,955	$1,384,000
Audit-Related Fees (2)	3,500	3,500
Tax Fees (3)	15,766	25,000
All Other Fees	0	0

(1)	“Audit Fees” consist principally of fees for the audit of the Company’s consolidated financial statements and reviews of the Company’s quarterly financial information. The audit fees for 2006 include $185,000 related to a secondary offering of the Company’s common stock by certain of the Company’s shareholders that was completed in November 2006 and $490,000 related to the audit of internal control over financial reporting required by the Sarbanes-Oxley Act.
(2)	“Audit-Related Fees” consist of service costs related to the Company’s use of Ernst & Young’s online accounting and reporting research tool.
(3)	“Tax Fees” consist principally of fees for tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2007 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were in compliance with Section 16(a), except that Mr. Young was one business day late in filing a required report on Form 4 related to an open market purchase of common stock.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2009 annual meeting of shareholders, a shareholder proposal must be received in writing by Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 2, 2009 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 1, 2009 and no later than March 3, 2009. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Todd Walker

Executive Vice President,

General Counsel, and Secretary

DeRidder, Louisiana

May 2, 2008

ANNUAL MEETING OF SHAREHOLDERS OF

AMERISAFE, INC.

June 16, 2008

Please date, sign, and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢    20230000000000000000 0                                                                                               061608

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors: Class with Term Ending in 2011:			2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for 2008.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O C. Allen Bradley, Jr. Term Ending in 2011 O Austin P. Young, III Term Ending in 2011

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The shareholder below acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Annual Report, each of which has been furnished herewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐                    ¢

AMERISAFE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 16, 2008

Todd Walker and Geoffrey R. Banta, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock and Series C convertible preferred stock of AMERISAFE, Inc. (the “Company”) held of record by the undersigned on April 21, 2008, at the Annual Meeting of Shareholders to be held at 9:00 a.m. (local time) on June 16, 2008, at the Company’s corporate headquarters located at 2301 Highway 190 West, DeRidder, Louisiana 70634 and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

(Continued and to be signed on the reverse side.)

¢	14475 ¢